MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated December 5, 2022, is between Nomura Alternative Income Fund (the “Fund”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), that is operated as an interval fund and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☒	Fund Accounting Addendum

☒	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.	The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

3.1.	The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall pay Ultimus’ undisputed compensation for the preceding month within 30 days.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which reasonably supports the disputed charges and the Fund no longer disputes such fees.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.	Reasonable travel and lodging expenses incurred by those officers and employees of Ultimus in connection with attendance at 1) meetings of the Fund’s Board (the “Board”); 2) any committee meeting of the Fund’s Board; and 3) shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.4.	The cost of obtaining secondary security market quotes and any securities data for the Fund, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.	The cost of electronic or other methods of storing records and materials for the Fund;

4.6.	All fees and expenses incurred by or on behalf of the Fund in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.7.	Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement for the Fund.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as agreed upon under any Addendum and as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act. Ultimus may prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time, including, if so agreed upon, by means of electronic board materials/books as may be assembled utilizing Diligent® or other commercially available software. Diligent® or other commercially available software as agreed upon by the Fund may also be utilized to maintain a repository of reference documents but such documents will still be maintained by Ultimus for recordkeeping purposes pursuant to this Agreement in order to prevent any impact to the recordkeeping for the Fund should such commercially available software experience an interruption.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.	Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the same format (electronic or other medium) in which such material is then maintained by Ultimus promptly, to cause no prejudice to the Fund, after any termination of this

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Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination and will maintain any such Client Records only for the limited purpose as required by applicable law, rule or regulation.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Upon engagement of a subcontractor, Ultimus shall notify Fund and Fund shall approve of such arrangement as soon as practicable.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of four (4) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

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8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)	The Non-Terminating Party has a conflict of interest created by taking a position contrary to the best interest of the Fund for, or on behalf of, a third party, and the Terminating Party provides 30 days’ prior written notice of such conflict of interest, and the parties fail to come to agreement on resolution within the 30-day notice period.

(4)	The assignment of this Agreement by Ultimus to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business without the prior consent of the Fund;

(5)	a judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(6)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.	Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, either party may terminate this Agreement upon not less than 90 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination by the Fund other than termination under Section 8.3.A-C is deemed an “Early Termination.” If the Fund provides notice of early termination it is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.	Final Payment. Any undisputed unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of the termination date provided in the notice of termination.

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F.	Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

G.	Liquidation. Upon termination of this Agreement due to the liquidation of the Fund, Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Intentionally Omitted.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

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(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings, unless Ultimus has a reason to believe or knows such information provided by the Fund’s approved third-party pricing service(s) or investment adviser(s) to the Fund is false, misleading or incorrect;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

(5)	any error, action or omission by the Fund or other past or current service provider; and

(6)	any failure to properly register the Fund’s shares in accordance with the Securities Act of 1933, as amended (the “Securities Act”) or any state blue sky laws.

B.	Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the Directors, Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other

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functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Fund, unless it knows or has a reasonable belief that such data received from a third-party is corrupt, faulty, incorrect, inaccurate, or false; provided, however, that Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.

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D.	The Indemnifying Party shall have the option to control the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. Should the Indemnifying Party exercise control of the defense it may do so using counsel of its choice. The Indemnitee shall cooperate with the Indemnifying Party in the defense and may also choose to participate in the defense at Indemnitees own cost. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent. Any settlement or resolution of a claim for which either party may be required to indemnify the other must not impart any prejudice or unnecessary restriction on the Indemnitee and the Indemnitee retains the right to approve any such settlement or resolution, approval of which may not be unreasonably withheld.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics (with the exception being COVID-19), failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

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(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(B)	The Fund’s organizational documents, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)	Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)	Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

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13.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

(L)	contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

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14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below) and Client Records.

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately. Confidential Information shall not include information:

1.	that was already in the Receiving Party’s possession at the time of disclosure and without restriction as to confidentiality;

2.	is generally available in the public domain at the time or after disclosure through no breach of agreement or other wrongful act by the Receiving Party or any third party;

3.	has been received from a third party without restriction on disclosure and without breach of agreement or other wrongful act by the Receiving Party or any third party;

4.	is independently developed by the Receiving Party without benefit or use of the Disclosing Party’s Confidential Information; or

5.	is approved for release upon the prior written permission of the Disclosing Party.

16.2.	Definition of Customer Information and Data Privacy Laws. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations, including SEC Regulation S-P and Federal

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Reserve Board Regulation P (collectively, the “GLB Act”), and will remain the sole and exclusive property of the Fund. “Data Privacy Laws” shall mean the GLB Act, 201 Code of Massachusetts Regulations 17.00, the General Data Protection Regulation (EU) 2016/679, the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100-1798.199), The California Privacy Rights Act of 2020, and any other US and foreign applicable laws, rules and regulations. In addition to complying with the provisions of this Agreement requiring the protection of Confidential Information, with respect to Customer Information, Ultimus shall:

1.	maintain appropriate safeguards for the confidentiality of Customer Information, which shall be at least as protective of the safeguards set forth in the Data Privacy Laws;

2.	not use Customer Information except as necessary to perform the Services;

3.	not at any time during or after the term of this Agreement disclose Customer Information to any person, except with the Fund’s prior written consent (except as required by law, in which case Ultimus shall, unless otherwise prohibited by law, obtain the Fund’s prior written consent prior to disclosure);

4.	promptly notify the Fund in writing upon learning of any event that creates an actual or substantial risk of unauthorized acquisition or use of Customer Information; and

5.	at any time, on the Fund’s request, and in any case upon termination of the Services, dispose of Customer Information in accordance with the Fund’s instructions.

16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the Data Privacy Laws, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law, to comply with a valid subpoena, summons, order or other requirement of a court of competent jurisdiction or a

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government agency, regulator(s), or self-regulatory organizations with appropriate jurisdiction over the Receiving Party. To the extent reasonably practicable and prior to disclosure, the Receiving Party shall give the Disclosing Party prompt written notice of any such intended disclosure to allow the Disclosing Party the opportunity to seek a protective order or other appropriate remedy. Approval for disclosure shall not be unreasonably withheld. Attempts to obtain the Disclosing Party’s consent for such disclosure shall not be required if immediate compliance with disclosure is necessary to avoid the Receiving Party violating the instructions of a government agency or regulator, court order, or other legal requirement. In making any such disclosure, the Receiving Party shall (a) disclose only such information as is required by the court or required or requested by a governmental entity, regulator or self-regulatory organization or otherwise required by Applicable Law or required by applicable rule or regulation, (b) use commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed, and (c) reasonably cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy (provided that the Disclosing Party reimburses the Receiving Party for any costs (including reasonable attorneys’ fees) incurred in connection with such efforts). Nothing herein shall require any party to fail to honor a subpoena, court or administrative order, or a similar requirement or request on a timely basis;

(3)	Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies but will do so on an anonymous basis; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Data Security

(A)	In connection with delivery of the Services and its obligations under the Agreement, Ultimus has implemented and will continually maintain and enforce appropriate physical information and computer system security procedures, measures, and controls that are at least as rigorous as information and system security standards that are industry standards for providers who offer products and/or services to financial services institutions that are comparable to the products and/or services offered by Ultimus to the Fund, but in no event less rigorous than those policies and procedures Ultimus has in effect at any point during the term of this Agreement, including appropriate electronic, physical, and organizational security procedures, measures, and controls to reasonably guard against accidental, unauthorized or unlawful access, destruction, use, alteration, modification, disclosure or loss of Customer Information. Ultimus shall establish and maintain network and internet security procedures, protocols, security gateways and firewalls, and otherwise defend its systems, software, hardware, networks, or other assets that are used to provide the Services or that receive, process, or otherwise make contact with

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Ultimus Master Services Agreement
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Customer Information from unauthorized access or attack, from unlawful processing, and against accidental loss, destruction, damage, disclosure or alteration. Without limiting the generality of the foregoing, Ultimus shall have a documented cyber security policy that is communicated to all Ultimus employees and subcontractors with access to the Fund’s data or Customer Information and/or network, systems, hardware, or software, or Ultimus’ assets. Such cybersecurity policy shall set forth Ultimus’ approach for ensuring an appropriate level of security controls across Ultimus’ business relating to the Services.

(B)	Ultimus shall provide the Services in accordance with all laws, rules and regulations that are applicable to Ultimus and the Fund’s use of the Services, including all cybersecurity security and data protection guidelines issued by regulators with jurisdiction over the Fund. Without limiting the generality of the foregoing, except as expressly provided by this Agreement, Ultimus will not delete, destroy, alter, or modify, or cause the deletion, destruction, alteration, or modification, of any of the Fund’s data, without the Fund’s prior written consent. In the event the Fund consents in writing to the destruction of, or directs Ultimus to destroy, any of the Fund’s data or Customer Information, Ultimus shall purge the Fund’s data or Customer Information, as applicable, in accordance with the Fund’s policies and procedures and in accordance with the National Institute of Standards and Technology (NIST) standards (or any comparable or higher successor or alternative industry standard).

(C)	At the Fund’s request, Ultimus will provide complete and accurate information regarding the type and location of any media or hardware on which any of the Fund’s data or Customer Information is stored. Ultimus shall implement administrative, physical and electronic safeguards designed to protect the Fund’s data or Customer Information from unauthorized access, acquisition, disclosure, destruction, alternation, accidental loss, misuse or damage that are no less rigorous than industry standards for providers who offer services to financial services institutions.

(D)	The Fund may revoke Ultimus’ access to the Fund’s data or Customer Information at any time for any reason, with the understanding that if it does so, Ultimus may be unable to perform the Services, and that under such circumstances, Ultimus will not be liable for failing to perform the Services.

(E)	During such time as the Fund’s data or Customer Information is transmitted to or from or is stored on Ultimus’ systems, software, hardware, networks, or other assets, Ultimus shall encrypt the Fund’s data or Customer Information in transit and shall only transmit and store all of the Fund’s data or Customer Information within the United States. At a minimum, the then-current industry standard encryption algorithm or AES-256, whichever is more secure, shall be used to encrypt all of the Fund’s data or Customer Information handled or received by or on behalf of Ultimus. No unencrypted transient copies of the Fund’s data or Customer Information shall be created.

(F)	Ultimus shall provide appropriate security training to all Ultimus employees and subcontractors who have access to the Fund’s data or Customer Information prior to such individual gaining access to the Fund’s data or Customer Information.

Nomura Alternative Income Fund
Ultimus Master Services Agreement
December 5, 2022	Page 15 of 19

(G)	Ultimus shall undertake a regular and ongoing process of identifying potential cybersecurity threats against Ultimus’ assets and any of the Fund’s data or Customer Information. Ultimus shall take such steps as are determined by Ultimus as reasonably required to mitigate material risks identified that could reasonably be expected to adversely affect the Fund’s data or Customer Information or the Services. Upon the Fund’s request, Ultimus shall make its SOC 1 reports available to the Fund and/or as they become available twice annually.

(H)	Ultimus shall not introduce any malicious computer code, programs, procedures, mechanisms or programming devices (whether of benign or malignant effect) including without limitation computer viruses, trojans, worms, time bombs, backdoors, spyware or other or similar concepts to the Fund’s systems and networks or otherwise through the provision of the Services, which would disrupt, modify, delete, damage, deactivate, disable, harm, provide unauthorized access to, or otherwise impede or intrude upon in any manner the operation of any software, firmware, hardware, computer system or network operated by or on behalf of the Fund.

(I)	In the event Ultimus discovers or is notified of a breach or potential breach of security relating to the Fund’s data or Customer Information, including unauthorized access of any computerized data that compromises the security, confidentiality or integrity of the Fund’s data or Customer Information, Ultimus shall promptly (and in any event in accordance with notice requirements under Applicable Law within sufficient time for the Fund to comply with its notice obligations) (1) notify the Fund of such breach or potential breach; and (2) if the applicable Fund’s data or Customer Information was in the possession of or under the control of Ultimus at the time of such breach or potential breach, Ultimus shall immediately investigate and remediate the effects of the breach or potential breach and provide the Fund with assurance satisfactory that such breach or potential breach shall not reoccur. The Fund shall have the right to participate in any security investigation relating to the Fund’s data or Customer Information. Without limiting the foregoing, in all events, Ultimus shall, cooperate fully in resolving any actual or suspected acquisition or misuse of the Fund’s data or Customer Information.

16.5.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Fund.

18.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Ultimus agrees that any other business in which it or any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or

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Ultimus Master Services Agreement
December 5, 2022	Page 16 of 19

persons who are otherwise affiliated persons of the Fund engage, whether of a similar or dissimilar nature, will not cause harm or prejudice to the Fund.

19.	Jurisdiction

Each party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the sole and exclusive jurisdiction of the federal or state courts located in New York County, New York and any courts of appeal therefrom, consents to such jurisdiction, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts. Each party hereby waives its right to trial by jury in connection with disputes arising out of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.	If to the Fund:

Nomura Alternative Income Fund

c/o Nomura Private Capital LLC

General Counsel

Worldwide Plaza, 309 West 49th Street,

New York, NY 10019-7316

with a copy to:

Faegre Drinker Biddle & Reath LLP,

Attn: Joshua B. Deringer; Veena K. Jain

One Logan Square, Suite 2000,

Philadelphia, PA 19103-6996

Email:   Joshua.deringer@faegredrinker.com

Veena.jain@faegredrinker.com

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

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Ultimus Master Services Agreement
December 5, 2022	Page 17 of 19

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act and other applicable federal securities laws. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Nomura Alternative Income Fund
Ultimus Master Services Agreement
December 5, 2022	Page 18 of 19

The parties duly executed this Agreement as of December 5, 2022.

	Nomura Alternative Income Fund		Ultimus Fund Solutions, LLC

By:	/s/ Robert Stark	By:	/s/ Gary Tenkman
Name:	Robert Stark	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Nomura Alternative Income Fund
Ultimus Master Services Agreement
December 5, 2022	Page 19 of 19

Fund Accounting Addendum

for

Nomura Alternative Income Fund

This Fund Accounting Addendum, dated December 5, 2022, is between Nomura Alternative Income Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 5, 2022 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser or its designee, per the valuation policy approved by the Board;

1.3.	verify and reconcile with the Fund’s custodian cash and all daily activity; it being understood and agreed that Ultimus will be provided direct, electronic access to such information from the Fund’s custodian. For assets not held at the custodian, statements or other reasonable supporting documentation deemed acceptable by Ultimus will be provided, for reconciliation purposes;

1.4.	compute, as appropriate, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Fund;

1.7.	accrue income of the Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

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Fund Accounting Addendum	Page 1 of 4

1.11.	calculate Fund expenses based on instructions from the Fund’s administrator ;

1.12.	accrue expenses of the Fund;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.	upon receipt of information in proper form from the Fund or its authorized agents, prepare and maintain the Fund records as applicable and directed by the Fund; such records may, but need not include: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and repurchase journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) expense accruals; (10) income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies but will do so on an anonymous basis;

1.18.	provide accounting information to the Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.19.	cooperate with and take all reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Fund or the Fund’s investment adviser informs Ultimus that the Fund holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Fund hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

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Fund Accounting Addendum	Page 2 of 4

3.	Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Fund, provide the Fund with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load the Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Fund’s investment adviser (“Adviser”) and the Fund’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for the Fund and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.	Provide the Fund’s board of trustees (the “Board”) access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Fund’s related Derivatives Risk Management Program.

Alternatively, the Fund may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act and Rule 18f-4. The Adviser has and retains primary responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Board or the Adviser of the aforementioned responsibilities.

4.	Special Reports and Services

4.1.	Ultimus may provide additional special reports upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.	Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

Nomura Alternative Income Fund
Fund Accounting Addendum	Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of December 5, 2022.

	Nomura Alternative Income Fund		Ultimus Fund Solutions, LLC

By:	/s/ Robert Stark	By:	/s/ Gary Tenkman
Name:	Robert Stark	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Nomura Alternative Income Fund
Fund Accounting Addendum	Page 4 of 4

Fund Accounting Fee Letter

for

Nomura Alternative Income Fund

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Nomura Alternative Income Fund (the “Fund”) pursuant to that certain Master Services Agreement dated December 5, 2022, and the Fund Accounting Addendum dated December 5, 2022 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Fund or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $750 per month per manager over one.

1.2.	Reporting Modernization fee: The Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** The range is dependent on whether the Fund determines a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of their holdings in equity securities, ETFs and Mutual Funds.

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Fund Accounting Fee Letter	Page 1 of 5

1.3.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0849
International Equity (Non Fair Value)	$0.4244
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6365
Government/Agency	$0.6153
Floating Rate MTN	$0.6578
Municipal Bonds	$0.7002
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.8699
International Bond	$1.1458
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.1564
CMBS	$1.5065
CDO & CLO	$3.9784
Options/Futures (Listed)	$0.1000
Leverage Loans/Bank loans [monthly]	$16.0000
Exchange Rates - Spot and Forwards	$0.6968
International Equity (Fair Value)	$0.7426
CDS & CDX Swaps [monthly]	$62.5000

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$100 per month up to 10 manual inputs
Odd Lot Pricing Fee	$500/Fund per month plus $15/odd lot security per month
Controlled Foreign Corporation (CFC)	$100 per month per CFC

1.4.	Derivatives Risk Management Program Support Services;18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services, the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $2,000.00. In consideration for Ultimus providing the 18f-4/N-PORT Support Services, the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $250.00.

1.5.	Manual processing fee: The Fund shall pay an additional charge of $500.00 per month for portfolios that transmit trades via facsimile as opposed to utilizing an electronic format. Additionally, if Ultimus is required to manually process the aggregation of the Fund’s underlying holdings for purposes of post-trade compliance testing, the Fund will be charged $500 per month (this would include up to 10 underlying portfolio look-throughs).

1.6.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.

1.7.	Wholly owned subsidiary fee: In cases where the Fund elects or is otherwise required to have a wholly owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], a fee of $7,500 will be charged for each such subsidiary. Ultimus may, with notice to and approval by the Fund, charge additional fees with respect to any such subsidiary if Ultimus determines that the nature of such subsidiary will require an inordinate number of man hours to be expended in the performance of Fund Accounting Services or generally poses heightened risk or compliance concerns, and if the Fund does not approve of such additional fees, Ultimus shall be excused from performing fund accounting services with respect to such wholly owned subsidiary.

1.8.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Fund or the Adviser agrees to pay all undisputed fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of

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Fund Accounting Fee Letter	Page 2 of 5

the Fund’s or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade and T+0 Processing Fees

The fees, as described above, allow the Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 per trade over 1,000 per month capped at $2,000 up to 6,000 per month, then $5.00 per trade over that. Trades are recorded on the day after trade date (“T+1”). For trade date (“T+0”) accounting the Fund will pay an additional $500 per month.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Liquidation. Upon termination of the Agreement due to the liquidation of the Fund, Ultimus shall be entitled to collect from the Fund or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Fund.

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Fund Accounting Fee Letter	Page 3 of 5

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, and performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the base fees listed in Section 1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Nomura Alternative Income Fund
Fund Accounting Fee Letter	Page 4 of 5

The parties duly executed this Fund Accounting Fee Letter dated December 5, 2022.

	Nomura Alternative Income Fund		Ultimus Fund Solutions, LLC

By:	/s/ Robert Stark	By:	/s/ Gary Tenkman
Name:	Robert Stark	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Nomura Private Capital LLC

By:	/s/ Robert Stark
Name:	Robert Stark
Title:	Chief Executive Officer

Nomura Alternative Income Fund
Fund Accounting Fee Letter	Page 5 of 5

Fund Administration Addendum

for

Nomura Alternative Income Fund

This Fund Administration Addendum, dated December 5, 2022, is between Nomura Alternative Income Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 5, 2022 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.	Monitor the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund;

2.	Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its daily net asset value;

4.	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

5.	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

6.	Support the determination of income and capital gains available for distribution and support calculation of distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

7.	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

8.	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

9.	Prepare and coordinate the printing of semi-annual and annual financial statements;

10.	Coordinate the Fund’s audits and examinations by:

a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records;

b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners); and

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c.	providing office facilities as may be required.

11.	Determine, after consultation with legal counsel for the Fund and the Fund’s investment adviser, the jurisdictions in which Shares of the Fund shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund; This Service will not be provided, if the Shares of the Fund are not registered und the Securities Act and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Regulation D under, the Securities Act.

12.	In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time, including, if so agreed upon, by means of electronic board materials/books as may be assembled utilizing Diligent® or other commercially available software; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

13.	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	facilitate the EDGARIZATION and filing of amendments to the Fund’s Registration Statement on Form N-2;

b.	periodic reports to the Board, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

c.	notices pursuant to Rule 24f-2 (as applicable);

d.	routine proxy materials; and

e.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

14.	Review the Fund’s federal, state, and local tax returns as prepared and signed by the Fund’s independent public accountants; and

15.	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and legal counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Fund agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Fund further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Fund or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Fund or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-

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dependent upon its timely receipt from third-party sources, including, as applicable, the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

16.	Provide individuals reasonably acceptable to the Board to serve as officers of the Fund, including, without limitation, individuals to serve as assistant treasurer and assistant secretary, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Fund Administration Fee Letter).

Special Reports and Services

1.	Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.	Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with non-routine Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys pursuant to the Master Services Agreement.

Signatures are located on the next page.

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The parties duly executed this Fund Administration Addendum as of December 5, 2022.

	Nomura Alternative Income Fund		Ultimus Fund Solutions, LLC

By:	/s/ Robert Stark	By:	/s/ Gary Tenkman
Name:	Robert Stark	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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Transfer Agent and Shareholder Services Addendum

for

Nomura Alternative Income Fund

This Transfer Agent and Shareholder Services Addendum, dated December 5, 2022, is between Nomura Alternative Income Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 5, 2022 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process shareholder purchase and repurchase orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

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1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders; and

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares.

2.	Shareholder Information Services

Ultimus shall provide the Fund with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct shareholders and to operate the Fund’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For the Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

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4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in the Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	uTRANSACT Web Services

6.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

7.	PLAID

7.1.	Provide online bank account verification services using third-party PLAID technology.

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8.	Other Services

8.1.	Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

9.	National Securities Clearing Corporation Processing

Ultimus will:

9.1.	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

9.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

9.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

9.4.	maintain shareholder accounts through Networking.

10.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

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The parties duly executed this Transfer Agent and Shareholder Services Addendum as of December 5, 2022.

	Nomura Alternative Income Fund		Ultimus Fund Solutions, LLC

By:	/s/ Robert Stark	By:	/s/ Gary Tenkman
Name:	Robert Stark	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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